Exhibit 23.3
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-228146 and No. 333-228144) of Shell Midstream Partners, L.P. of our report dated February 18, 2021, with respect to the financial statements of Amberjack Pipeline Company LLC included in this Annual Report (Form 10-K) of Shell Midstream Partners, L.P. for the year ended December 31, 2020.

/s/ Ernst & Young LLP
Houston, Texas
February 22, 2021